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                                   EXHIBIT 22

                           SUBSIDIARIES OF REGISTRANT




        1.      Name:                             Kaydon International, Inc.
                Place of Incorporation:           United States Virgin Islands
                Date of Incorporation:            July 16, 1991

        2.      Name:                             Kaydon Ring and Seal, Inc.
                Place of Incorporation:           Delaware
                Date of Incorporation:            June 30, 1986

        3.      Name:                             Kaydon S.A. de C.V.
                Place of Incorporation:           Nuevo Leon, United Mexican States
                Date of Incorporation:            April 10, 1987

        4.      Name:                             I.D.M. Electronics Ltd.
                Place of Incorporation:           United Kingdom
                Date of Incorporation:            July 1, 1957

        5.      Name:                             Electro-Tec Corp.
                Place of Incorporation:           Delaware
                Date of Incorporation:            October 27, 1967

        6.      Name:                             Cooper Roller Bearings Company Limited
                Place of Incorporation:           United Kingdom
                Date of Incorporation:            June 16, 1982

        7.      Name:                             Cooper Split Roller Bearings Corporation
                Place of Incorporation:           Virginia
                Date of Incorporation:            January 1, 1974

        8.      Name:                             Cooper Geteilte Rollenlager GmbH
                Place of Incorporation:           Germany
                Date of Incorporation:            March 19, 1974





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